Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 18, 2020, Epsilon Energy Ltd. (“we” or the “Corporation”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Common Shares, no par value.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock of Epsilon Energy Ltd.

The authorized capital stock of Epsilon Energy Ltd. consists of an unlimited number of common shares, no par value, and an unlimited number of preferred shares.

The following summary of our common shares, articles of incorporation, and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our articles and bylaws.

Common Shares

As of March 18, 2020, we had 26,790,985 common shares outstanding.

        The holders of common shares are entitled to notice of and to vote at all meetings of shareholders (except meetings at which only holders of a specified class or series of shares are entitled to vote) and are entitled to one vote per common share. There are no restrictions on foreign holders voting our common shares. Holders of common shares are entitled to receive, if, as and when declared by the board of directors, such dividends as may be declared thereon by the board of directors from time to time. In the event of our liquidation, dissolution or winding-up, or any other distribution of assets among its shareholders for the purpose of winding-up its affairs, holders of common shares, are entitled to share equally on a pro rata basis, in the remaining property.

        Capital Structure.    Under our Alberta articles of incorporation, we have the authority to issue an unlimited number of common shares and an unlimited number of preferred shares. Under Alberta law, there is no franchise tax on our authorized capital stock.

        Shareholder Approval; Vote on Extraordinary Corporate Transactions.    Under the Business Corporations Act (Alberta) (“ABCA”), certain extraordinary corporate actions, such as a name change, amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all, or substantially all, of the property of a corporation (other than in the ordinary course of business), and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court), are required to be approved by a "special resolution" of shareholders.

        A "special resolution" is a resolution (1) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (2) signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights (unless in certain cases the share provisions with respect to such class or series of shares provide otherwise).

        Amendments to the Governing Documents.    Under the ABCA, amendments to the articles of incorporation generally requires approval by special resolution of the voting shares. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carry the right to vote.

        The ABCA allows the directors, by resolution, to make, amend or repeal any bylaws that regulate the business or affairs of the corporation. When directors make, amend or repeal a bylaw, they are required under the ABCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution. If a bylaw, or an amendment or a repeal of a bylaw, is rejected by the shareholders, or if the directors do not submit a bylaw, or an amendment or a repeal of a bylaw, to the shareholders, the bylaw, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

        Place of Meetings.    Pursuant to the ABCA, if the articles of the corporation so provide, meetings of shareholders may be held outside of Alberta. The Corporation's articles provide that meetings of shareholders may be held outside of Alberta at any place within Canada or the United States as the Board so determines.

        Quorum of Shareholders.    The ABCA provides that, unless the bylaws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. The bylaws provide that a quorum is present if there are at least two persons present holding or representing by proxy in the aggregate not less than 5% of the share entitled to be voted at the meeting.

        Calling Meetings.    The ABCA provides that the directors shall call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting, and may at any time call a special meeting of shareholders. The registered holders or beneficial owners of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition, but the beneficial owners of shares do not hereby acquire the direct right to vote at the meeting that is the subject of the requisition.

        Shareholder Consent in Lieu of Meeting.    Under the ABCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders.

        Director Election, Qualification and Number.    The ABCA provides for the election of directors by a majority of votes cast at an annual meeting of shareholders. The ABCA states that a corporation shall have one or more directors but a distributing corporation whose shares are held by more than one person shall have not fewer than 3 directors, at least 2 of whom are not officers or employees of the corporation or its affiliates. Additionally, at least one fourth of the directors must be Canadian residents unless the corporation has fewer than four directors, in which case at least one director must be a Canadian resident.

        Vacancies on Board of Directors.    Under the ABCA, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed. The ABCA also allows a vacancy on the board to be filled by a quorum of directors, except when the vacancy is a result of a failure to elect the number or minimum number of directors required by the articles. In addition, the ABCA authorizes the directors to, if the articles so provide, between annual general meetings, appoint one or more additional directors of the corporation to serve until the next annual general meeting, so long as the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the corporation.

        Removal of Directors; Terms of Directors.    Under the ABCA, provided that the articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an "ordinary resolution" at a meeting of the shareholders of that class or series.

        An "ordinary resolution" means a resolution (1) passed by a majority of the votes cast by the shareholders who voted in respect of that resolution, or (2) signed by all the shareholders entitled to vote on that resolution.

        Fiduciary Duty of Directors.    Directors of a corporation incorporated under the ABCA have fiduciary obligations to the corporation. The ABCA requires directors and officers of an Alberta corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        Indemnification of Officers and Directors.    Under the ABCA and pursuant to the Corporation's bylaws, the Corporation will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

1)  have acted honestly and in good faith with a view to the best interests of the corporation; and

2)  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have    had reasonable grounds for believing that his conduct was lawful.

        The Corporation carries liability insurance for the Corporation's and its subsidiaries' officers and directors.

        The ABCA also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

        Dissent or Dissenters' Appraisal Rights.    The ABCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares in connection with specified matters, including, among others:

•	an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue or transfer of shares;
•	amend our articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on;
•	any amalgamation with another corporation (other than with certain affiliated corporations);
•	a continuance under the laws of another jurisdiction; and
•	a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business.

        However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Oppression Remedy.

        The ABCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, creditor, director or officer of the corporation if an application is made to a court by a "complainant."

        A "complainant" with respect to a corporation means any of the following:

•	a present or former registered holder or beneficial owner of a security of the corporation or any of its affiliates,
•	a present or former director or officer of the corporation or of any of its affiliates,
•	a creditor in respect of an application under a derivative action; or
•	any other person who, in the discretion of the court, is a proper person to make the application.

        The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

        Derivative Actions.    Under the ABCA, a complainant may also apply to the court for permission to bring an action in the name of, and on behalf of, the corporation, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on the corporation's behalf or on behalf of its subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

(1)the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action,

(2)the complainant is acting in good faith, and

(3)it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

        Under the ABCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

        Examination of Corporate Records.    Under the ABCA, upon payment of a reasonable fee, a person is entitled during usual business hours to examine certain corporate records, such as the securities register and a list of shareholders, and to make copies of or extracts from such documents.

Other Important Ownership and Exchange Controls

        There is no limitation imposed by applicable Alberta law or by our articles on the right of a non-resident to hold or vote our common shares, other than as discussed herein.

        Competition Act.    Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

        This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of voting our shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

        Investment Canada Act.    The Investment Canada Act requires each "non-Canadian" (as defined in the Investment Canada Act) who acquires "control" of an existing "Canadian business", where the acquisition of control is not a reviewable transaction, to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of "net benefit to Canada" taking into account certain factors set out in the Investment Canada Act.

        Under the Investment Canada Act, an investment in our common shares by a non-Canadian who is a World Trade Organization member country investor, including a United States investor would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and the enterprise value of our assets (as determined pursuant to the Investment Canada Act) was equal to or greater than $600 million. The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

        Under the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to "acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada." No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be "injurious to national security." The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.

        Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government's prerogative to conduct a national security review, including:

(1)the acquisition of our common shares by a person in the ordinary course of that person's business as a trader or dealer in securities;

(2)the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

(3)the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

        Other.    There is no law, governmental decree or regulation in Alberta that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.